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                                                                     EXHIBIT 4.4

                              SHAREHOLDER AGREEMENT

                  Shareholder Agreement, dated as of December __, 2003 by and between eFunds Corporation, a Delaware corporation (the "Company"), on the one hand, and MasterCard International Incorporated, a Delaware corporation ("MasterCard").

                  WHEREAS, MasterCard and the Company have entered into that certain Alliance Agreement, of even date herewith (the "Alliance Agreement"), pursuant to which MasterCard and the Company intend to pursue mutually beneficial business opportunities;

                  WHEREAS, MasterCard may, in its discretion, from time to time purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock");

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                   Definitions; Representations and Warranties

                  SECTION 1.1 Definitions. Unless otherwise specified all references to "days" shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Affiliate" of MasterCard shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date of this Agreement, but shall not include any investor in or limited partner or member of MasterCard who
(i) does not otherwise have voting or dispositive power over any securities Beneficially Owned by MasterCard or (ii) does not control and is not controlled by MasterCard. It is expressly intended that any Person who now or hereafter controls or is controlled by MasterCard or who otherwise has voting or dispositive power over any securities Beneficially Owned by MasterCard shall be deemed to be an Affiliate of MasterCard for purposes of this Agreement.

                   "Beneficial Ownership" by a Person of any securities shall be determined in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the

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Exchange Act as in effect on the date of this Agreement and, in addition,
"beneficial ownership" shall include securities which such Person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty
(60) days) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, MasterCard shall be deemed to beneficially own any Voting Securities beneficially owned by its Affiliates or any Group of which MasterCard or any such Affiliate is a member.

                  "Board of Directors" shall mean the Board of Directors of the Company.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date of this Agreement.

                  "Laws" shall mean all applicable foreign, federal, state and local laws, statutes, rules, regulations, codes and ordinances.

                  "MasterCard Designee" shall mean a person designated for election to the Board of Directors by MasterCard as provided in Section 2.1.

                   "Person" shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

                   "Total Voting Power" shall mean the total combined Voting Power of all the Voting Securities then outstanding.

                  "Voting Power" shall mean, as of the date of determination, voting power in the general election of directors of the Company and shall be calculated for each Voting Security by reference to the maximum number of votes such Voting Security is or would be entitled to cast in the general election of directors, without giving effect to any Voting Securities issuable upon the exercise or conversion of any outstanding securities (such as an option) that are not themselves Voting Securities. There shall not be included in calculating Voting Power any votes which a Person shall have upon and by reason of the non-payment of dividends on preferred shares in accordance with the terms of such preferred shares.

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                  "Voting Securities" shall mean any securities entitled to vote generally in the election of directors of the Company.

                  SECTION 1.2. Representations and Warranties of the Company. The Company represents and warrants to MasterCard as follows:

                  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, and insolvency, fraudulent transfer reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

                  (b) The execution, delivery and performance of this Agreement by the Company does not and will not (i) contravene or conflict with or constitute a default under the Company's Certificate of Incorporation or Bylaws, (ii) contravene or conflict with or constitute a default under any agreement to which the Company is a party or is bound, or result in a breach of or default under any instrument or agreement to which the Company is a party or is bound, which violation, breach or default could reasonably be expected to have a material adverse effect on the Company's business taken as a whole or the Company's ability to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"), (iii) violate any judgment, order, injunction, decree or award against or binding upon the Company as of the date of this Agreement, the violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (iv) violate any Law relating to the Company, the violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (v) constitute a "change of control," or result in the acceleration of rights, under any material debt instrument to which the Company is a party.

                  (c) As of the date of this Agreement, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company that relates to this Agreement or any of the transactions contemplated hereby.

                  SECTION 1.3. Representations and Warranties of MasterCard. MasterCard represents and warrants to the Company as follows:

                  (a) The execution, delivery and performance by MasterCard of this Agreement and the consummation by MasterCard of the transactions contemplated by this Agreement are within its powers and have been duly authorized by all necessary

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action on its part. This Agreement constitutes a legal, valid and binding agreement of MasterCard enforceable against MasterCard in accordance with its terms, subject, as to enforcement, to bankruptcy, and insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

                  (b) The execution, delivery and performance of this Agreement by MasterCard does not and will not contravene or conflict with or constitute a default under MasterCard's governing documents.

                  (c) As of the date of this Agreement, MasterCard does not Beneficially Own any Voting Securities.

                  (d) MasterCard acknowledges and agrees that it is aware that the Company has adopted a Stockholder Rights Plan and is aware of the terms and conditions of such Plan.

                                    ARTICLE 2

                        Board Representation and Notices

                  SECTION 2.1.  Board Representation.

                  (a) The "Shareholder Designee Period" shall commence on the date, if any, (the "Acquisition Date") that MasterCard and its Affiliates Beneficially Own Voting Securities having Voting Power in excess of 10% of the Total Voting Power (the "Representation Threshold") and shall end on the earlier to occur of (A) the date following the Acquisition Date that MasterCard and its Affiliates cease to Beneficially Own Voting Securities having Voting Power in excess of the Representation Threshold and (B) the date of any termination of the Alliance Agreement. Notwithstanding any other provision hereof, nothing in this Agreement shall obligate MasterCard to purchase any of the Company's Voting Securities.

                  (b) Promptly following a request therefore from MasterCard given after the Acquisition Date, the Board of Directors will increase the size of the Board of Directors by one director in accordance with
Article VI of the Company's certificate of incorporation (the "Charter") and
Section 3.16 (e) of the Company's Bylaws and fill the vacancy created by such increase by electing in accordance with Article VI of the Charter an individual (the "Shareholder Designee") designated by MasterCard who meets the requirements of Section 2.1(d). At all times during the Shareholder Designee Period, the Board shall, subject to Section 2.1(d), nominate the Shareholder Designee for election to the Board of Directors and include the Shareholder Designee on the slate of nominees

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recommended by the Board of Directors to the Company's shareholders for election as directors at each meeting of the shareholders of the Company at which directors in the class of directors of which the Shareholder Designee is a member are to be elected. If any Shareholder Designee shall cease to serve on the Board of Directors during the Shareholder Designee Period (whether by death, retirement, disqualification, removal from office or other cause), the Board of Directors shall t, subject to Section 2.1(d), appoint an individual designated by MasterCard to fill the vacancy created thereby.

                  Notwithstanding the foregoing, the Board of Directors shall have no obligation to support the nomination, recommendation or election of any Shareholder Designee pursuant to this Section 2.1(b) or any other obligation under this Section 2.1 if MasterCard is in breach of any material provision of this Agreement or the Alliance Agreement.

                  (c) Concurrently with his or her election to the Board of Directors, the Shareholder Designee shall submit a resignation from the Board that shall automatically become effective upon the expiration of the Shareholder Designee Period.

                  (d) Notwithstanding the provisions of this Section 2.1, MasterCard shall not be entitled to designate a given individual for election to the Board of Directors in the event that (i) the Company receives an opinion of outside counsel that the proposed Shareholder Designee would not be qualified under any applicable law, rule or regulation to serve as a director of the Company, (ii) the proposed Shareholder Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D or such individual is currently the target of an investigation by any governmental authority or agency relating to felonious criminal activity or is subject to any order, decree, or judgment of any court or agency prohibiting him or her from serving as a director of any public company or providing investment or financial advisory services or (iii) the members of the Board of Directors shall conclude in good faith, after consulting with counsel, that their fiduciary obligations prevent them from supporting the election of a proposed Shareholder Designee. In any such event, MasterCard shall withdraw the designation of such proposed Shareholder Designee and designate a replacement therefor (which replacement Shareholder Designee shall also be subject to the requirements of this Section). The Company shall use its reasonable best efforts to promptly notify MasterCard of any objection to a proposed Shareholder Designee.

                  (e) Each Shareholder Designee serving on the Board of Directors shall be entitled to all compensation and stock incentives granted to directors who are not employees of the Company on the same terms provided to other similarly situated such directors.

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                  (f)      If, during the Shareholder Designee Period, the Board
of Directors shall fail to elect or nominate for election to the Board of Directors any Shareholder Designee who satisfies the requirements for designation to the Board of Directors set forth in Section 2.1(d), then MasterCard may upon 30 days notice to the Company terminate the Alliance Agreement if such failure is not cured within such 30 day period.

                  (g) In the event an officer or director of the Company (other than the Shareholder Designee) should become the Beneficial Owner of Voting Securities, having Voting Power equal to or greater than 5% of the Total Voting Power, the Company shall use reasonable good faith efforts to cause each such person to execute an agreement, in form and substance reasonably acceptable to MasterCard, whereby such person agrees to vote their Voting Securities in favor of the election of the Shareholder Designee nominated by the Board of Directors at any meeting of the shareholders of the Company at which directors in the class of directors of which the Shareholder Designee is a member are to be elected.

                  SECTION 2.2. Notices.

                  (a) Not later than the tenth day following the end of any calendar month during the Shareholder Designee Period in which one or more acquisitions or dispositions of Voting Securities by MasterCard or any of its Affiliates shall have occurred, MasterCard shall give written notice to the Company of all such transactions unless any such transaction has been reflected in a public filing that was delivered to the Company on or in advance of the date upon which notice thereof under this Section 2.2(a) would have been due. Such notice shall state the date upon which each such acquisition or disposition was effected, the number and type of Voting Securities involved in each such transaction, the means by which each such transaction was effected and, if known, the identity of the Person acquiring or disposing of the Voting Securities.

                  (b) Upon becoming aware of circumstances that will require it or its Affiliates to become subject to Rule 13d-1(a) under the Exchange Act and to file a statement on Schedule 13D, MasterCard will provide the Company with a written notification of its intention to file such a statement. Such notice will contain a brief description of the circumstances mandating such requirements. MasterCard will provide the Company with a reasonable opportunity to review and comment upon the contents of any such Schedule prior to its filing with the Securities and Exchange Commission (the "Commission").

                  (c) If MasterCard or its Affiliates should determine to proceed with or propose any plan or proposal regarding the Company which would be required to be reported pursuant to Item 4 of Schedule 13D (regardless of whether MasterCard is

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currently subject to the reporting requirements of that form), MasterCard will immediately provide the Company with a written notification of such intention. Such notification will contain a brief description of the plan or proposal and the means by which MasterCard intends to pursue the further evaluation or implementation of the same. The provisions of this Section 2.2(c) shall not apply to acquisitions or dispositions of Voting Securities that MasterCard intends to report pursuant to Section 2.2(a) of this Agreement. If MasterCard is required to file or amend any Schedule 13D due to the existence of the plan or proposal, MasterCard will provide the Company with a reasonable opportunity to review and comment upon the contents of such filing or amendment prior to its filing with the Commission.

                  SECTION 2.3. Modification Upon Subsequent Agreement. If (a) the Company enters into any agreement, understanding or arrangement with any other Person or Group (each a "Future Major Investor") relating to the Company's obligation, whether absolute, contingent, current or future, to support or cause the nomination of one or more individuals to the Board of Directors at the request of the Future Major Investor and (b) such agreement, understanding or arrangement contains any terms with respect to the matters covered by this
Article 2 that are more favorable to the Future Major Investor than those provided to MasterCard hereunder, then this Article 2 shall be automatically modified to include those more favorable terms, the intention being to thereby provide MasterCard with rights at least as favorable and obligations no more burdensome as those given to the Future Major Investor.

                                    ARTICLE 3

                                  Miscellaneous

                  SECTION 3.1. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

                  (a)      If to the Company, to:
                           eFunds Corporation
                           8501 N. Scottsdale Road
                           Suite 300
                           Scottsdale, Arizona  85253
                           Attn:  Chief Executive Officer
                           Fax:  (480) 629-7601

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or to such other person or address as the Company shall furnish to MasterCard in writing;

                  (b)      If to MasterCard, to:
                           MasterCard International Incorporated
                           2000 Purchase Street
                           Purchase, New York 10577-2509
                           Attn:  General Counsel
                           Fax:  (914) 249-4262

or to such other person or address as MasterCard shall furnish to the Company in writing.

                  All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed domestically in the United States (and seven (7) business days if mailed internationally); when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the business day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

                  SECTION 3.2. Enforcement. MasterCard, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement. The parties further agree that no bond shall be required as a condition to the granting of any such relief.

                  SECTION 3.3. Entire Agreement. This Agreement and the Alliance Agreement constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. This Agreement may be amended or terminated only by a written instrument duly executed by the parties or their respective successors or assigns.

                  SECTION 3.4. Severability. Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement
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will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.

                  SECTION 3.5. Headings. Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

                  SECTION 3.6. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

                  SECTION 3.7. No Waiver. Any waiver by any party of a breach of any provision of this Agreement must be in writing and shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  SECTION 3.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and MasterCard, and to their respective successors and assigns.

                  SECTION 3.9. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

                  SECTION 3.10. Further Assurances. From time to time on and after the date of this Agreement, the Company and MasterCard, as the case may be, shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as the other parties hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.

                  SECTION 3.11. MasterCard Action. The Company shall be entitled to rely upon any notice, designation, or instruction signed by Chris A. McWilton or Noah J. Hanft (the "Representatives"), or any successor Representatives appointed by MasterCard upon notice to the Company, as a notice, designation or instruction of MasterCard and its

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Affiliates and the Company shall not be liable to MasterCard or its Affiliates if the Company acts in accordance with and relies upon the same. MasterCard acknowledges that the Representatives have full power and authority to act on their behalf of it and its Affiliates.

                  SECTION 3.12 Effective Date. This Agreement shall be effective as of the "Execution Date" (as such term is defined in the Alliance Agreement); provided, however, that if the MasterCard Global Board of Directors does not ratify and approve this Agreement at its next regularly scheduled meeting, this Agreement shall immediately become wholly null and void as of the date of such meeting. In such event, neither party shall have any liability or continuing obligation to the other hereunder nor any obligation to refund to the other any sums that may have been received by it from the other in contemplation of the occurrence of the "Effective Date" (as such term is defined in the Alliance Agreement). Each of the parties acknowledges and agrees that any reliance upon an understanding inconsistent with the express terms of this Section 3.12 would be unreasonable.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                     eFUNDS CORPORATION

                                     By: /s/ Paul F. Walsh
                                         -------------------------
                                            Name:
                                            Title:

Approved As To Form
Law Department
JAL

                                     MASTERCARD INTERNATIONAL INCORPORATED

                                     By: /s/ Chris McWilton
                                         ---------------------------------------
                                             Name:  Chris McWilton
                                             Title: CEO

                                     MasterCard Law Department
                                     Approved as to Legal Form
                                     Lawyers Initials: TM
                                     Date: 12/08/03